Exhibit 3

Text of Amendments to Farmer Mac’s Federal Charter

SEC. 5406. RURAL UTILITY LOANS.

(a) DEFINITION OF QUALIFIED LOAN.—Section 8.0(9) of the Farm Credit Act of 1971 (12 U.S.C. 2279aa(9)) is amended—
(1) in subparagraph (A)(iii), by striking ‘‘or’’ at the end;
(2) in subparagraph (B)(ii), by striking the period at the end and inserting ‘‘; or’’; and
(3) by adding at the end the following:

‘‘(C) that is a loan, or an interest in a loan, for an electric or telephone facility by a cooperative lender to a borrower that has received, or is eligible to receive, a loan under the Rural Electrification Act of 1936 (7 U.S.C. 901 et seq.).’’.

(b) GUARANTEE OF QUALIFIED LOANS.—Section 8.6(a)(1) of such Act (12 U.S.C. 2279aa–6(a)(1)) is amended by inserting ‘‘applicable’’ before ‘‘standards’’ each place it appears in subparagraphs (A) and (B)(i).

(c) STANDARDS FOR QUALIFIED LOANS.—Section 8.8 of such Act (12 U.S.C. 2279aa–8) is amended—
(1) in subsection (a)—
(A) by striking the first sentence and inserting the following:
‘‘(1) IN GENERAL.—The Corporation shall establish underwriting, security appraisal, and repayment standards for qualified loans taking into account the nature, risk profile, and other differences between different categories of qualified loans.
‘‘(2) SUPERVISION, EXAMINATION, AND REPORT OF CONDITION.— The standards shall be subject to the authorities of the Farm Credit Administration under section 8.11.’’; and
(B) in the last sentence, by striking ‘‘In establishing’’ and inserting the following:
‘‘(3) MORTGAGE LOANS.—In establishing’’;
(2) in subsection (b)—
(A) in the matter preceding paragraph (1), by inserting ‘‘with respect to loans secured by agricultural real estate’’ after ‘‘subsection (a)’’; and
(B) in paragraph (5)— (i) by striking ‘‘borrower’’ the first place it appears and inserting ‘‘farmer or rancher’’; and (ii) by striking ‘‘site’’ and inserting ‘‘farm or ranch’’;
(3) in subsection (c)(1), by inserting ‘‘secured by agricultural real estate’’ after ‘‘A loan’’;
(4) by striking subsection (d); and
(5) by redesignating subsection (e) as subsection (d).

(d) RISK-BASED CAPITAL LEVELS.—Section 8.32(a)(1) of such Act (12 U.S.C. 2279bb–1(a)(1)) is amended—
(1) by striking ‘‘With respect’’ and inserting the following:
‘‘(A) IN GENERAL.—With respect’’; and
(2) by adding at the end the following:

‘‘(B) RURAL UTILITY LOANS.—With respect to securities representing an interest in, or obligation backed by, a pool of qualified loans described in section 8.0(9)(C) owned or guaranteed by the Corporation, losses occur at a rate of default and severity reasonably related to risks in electric and telephone facility loans (as applicable), as determined by the Director.’’.